Law Offices
                          McAfee & Taft
                    A Professional Corporation
                Tenth Floor, Two Leadership Square
                        211 North Robinson
                Oklahoma City, Oklahoma 73102-7101
                          (405) 235-9621
                        Fax (405) 235-0439


                          June 28, 1996




Chesapeake Energy Corporation
6104 North Western Avenue
Oklahoma City, Oklahoma  73118

                           Re:  Chesapeake Energy Corporation
                                Savings and Incentive Stock Bonus
                                Plan

Ladies and Gentlemen:

          We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission in connection with the Chesapeake Energy Corporation Savings and Incentive Stock Bonus Plan (the "Plan"), which Registration Statement covers the offer and sale of shares of common stock, par value $.10 per share (the "Shares"), of Chesapeake Energy Corporation (the "Company") to be issued by the Company to the Plan. We have also examined your minute books and other corporate records, and have made such other investigation as we have deemed necessary in order to render the opinions expressed herein.

          Based on the foregoing, we are of the opinion that:

          1. The Company is duly organized and existing under the laws of the State of Delaware.

          2. The Shares, when contributed by or purchased from the Company and issued to the Plan in accordance with the terms of the Plan, will be legally issued, fully paid and nonassessable in accordance with the Delaware General Corporation Law.

          Consent is hereby given for the inclusion of this opinion as part of the referenced Registration Statement.

                              Very truly yours,

                              McAFEE & TAFT A PROFESSIONAL CORPORATION

                              McAfee & Taft A Professional Corporation